Exhibit 4.3

THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL
 AND CO-SALE AGREEMENT
THIS THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT is made as of December 18, 2013 by and among OpGen, Inc., a Delaware corporation (the “Company”), and the Stockholders listed on Schedule A (the “Stockholders”).
WHEREAS, prior to the date hereof, (i) the Company’s capital stock consisted of Series A Convertible Preferred Stock, Series A-1 Redeemable Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock (collectively, the “Old Preferred Stock”) and Common Stock, each as described in the Sixth Amended and Restated Certificate of Incorporation of the Company, (ii) all issued and outstanding shares of the Old Preferred Stock were converted into shares of Common Stock, (iii) the Company adopted a Seventh Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which replaced the Old Preferred Stock with new Series A Convertible Preferred Stock as described in the Restated Certificate, and (iv) the Company effected a one (1) for 790.5407 reverse stock split of the shares of the Common Stock.
WHEREAS, the Company and certain stockholders (the “Existing Stockholders”) previously entered into a Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of March 5, 2012, between the Company and the Existing Stockholders (the “Prior Agreement”), wherein the Company agreed to certain matters relating to rights and privileges of the Company and the Existing Stockholders in respect of, among other things, the right of first refusal and co-sale rights;
WHEREAS, certain of the Existing Stockholders and the Company have entered into a Notes Purchase Agreement dated as of the date hereof by and among the Company and certain of the Stockholders (the “Purchase Agreement”), under which the Stockholders purchased Convertible Notes of the Company (the “Notes”), which are convertible into Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (“Series A Preferred Stock”)
WHEREAS, the parties to the Prior Agreement desire to amend the Prior Agreement to terminate all rights and obligations thereunder and to set forth any new rights and obligations of the Stockholders under this Agreement.
WHEREAS, in accordance with Section 6.7 of the Prior Agreement, the required parties have agreed to amend and restate the Prior Agreement in the form of this Agreement and, therefore, all Existing Stockholders and all Key Holders (as defined in the Prior Agreement) party to the Prior Agreement (whether or not signing this Agreement) shall become bound by this Agreement.
NOW, THEREFORE, the Company and the Stockholders each hereby agree as follows:
1.            Definitions.

“Affiliate” means, with respect to any specified Stockholder, any other Stockholder who directly or indirectly, controls, is controlled by or is under common control with such Stockholder, including without limitation any general partner, managing member, officer or director of such Stockholder, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Stockholder.

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Preferred Stock issuable upon conversion of the Notes, (c) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (d) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder, or their respective successors or permitted transferees or assigns.  For purposes of the number of shares of Capital Stock held by a Stockholder (or any other calculation based thereon), all Notes shall be deemed to have been converted into Preferred Stock at the then-applicable conversion price, and all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion price.
“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time.
“Common Stock” means shares of Common Stock of the Company, $0.01 par value per share.
“Company Notice” means written notice from the Company notifying the selling Stockholders that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Stockholder Transfer.
“Preferred Stock” means collectively, all shares of Series A Preferred Stock and any other series of preferred stock that the Company may issue after the date of this Agreement.
“Proposed Stockholder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Stockholders.
“Proposed Transfer Notice” means written notice from a Stockholder setting forth the terms and conditions of a Proposed Stockholder Transfer.
“Prospective Transferee” means any person to whom a Stockholder proposes to make a Proposed Stockholder Transfer.
“Right of Co-Sale” means the right, but not an obligation, of a Stockholder to participate in a Proposed Stockholder Transfer on the terms and conditions specified in the Proposed Transfer Notice.
“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Stockholder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

“Secondary Notice” means written notice from the Company notifying the Stockholders and the selling Stockholder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Stockholder Transfer.
“Secondary Refusal Right” means the right, but not an obligation, of each Stockholder to purchase up to its pro rata portion (based upon the total number of shares of Preferred Stock then held by all Stockholders) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.
“Series A Preferred Stock” means shares of the Series A Convertible Preferred Stock of the Company, $0.01 par value per share.
“Stockholder Notice” means written notice from a Stockholder notifying the Company and the selling Stockholders that such Stockholder intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Stockholder Transfer.
“Stockholders” means the persons named on Schedule A hereto, each person to whom the rights of a Stockholder are assigned pursuant to Section 6.8, each person who hereafter becomes a signatory to this Agreement pursuant to Section 6.10 and any one of them, as the context may require.
“Transfer Stock” means shares of Capital Stock owned by a Stockholder, or issued to a Stockholder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).
“Undersubscription Notice” means written notice from a Stockholder notifying the Company and the selling Stockholder that such Stockholder intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.
2.            Agreement Among the Company and the Stockholders.

2.1            Prohibited Stock Sales.  Except as consented to by the affirmative vote of not less than 70% of the then outstanding, or deemed outstanding, shares of Preferred Stock, the Stockholders shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber all or any of the shares in the Capital Stock, of any class or series, or any rights thereto, now owned or hereafter acquired; provided however, that a Stockholder shall be permitted to transfer Transfer Stock held by such Stockholder for bona fide estate planning purposes pursuant to Section 3 below, without giving effect to the provisions of Sections 2.2 and 2.3 below; provided further however, that a Stockholder may pledge shares of Capital Stock of the Company to a creditor of the Stockholder with the written consent of the Company and in accordance with such terms and conditions as the Company may reasonably request including but not limited to a joinder to this Agreement and other agreements relating to the Capital Stock of the Company and legal opinions.

2.2            Right of First Refusal.

(a)            Grant.  Subject to the terms of Section 3 below, and after the requisite consent is given pursuant to Section 2.1 above, each Stockholder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Stockholder may propose to transfer in a Proposed Stockholder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)            Notice.  Each Stockholder proposing to make a Proposed Stockholder Transfer must deliver a Proposed Transfer Notice to the Company and each Stockholder not later than forty-five (45) days prior to the consummation of such Proposed Stockholder Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Stockholder Transfer and the identity of the Prospective Transferee.  To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Stockholder within fifteen (15) days after delivery of the Proposed Transfer Notice.  In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Stockholder with the Company that contains a preexisting right of first refusal, the Company and the Stockholder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Section 2.2(a) and this Section 2.2(b).  In the event of a conflict between this Agreement and the Company’s Bylaws containing a preexisting right of first refusal, the terms of this Agreement will control.

(c)            Grant of Secondary Refusal Right to Stockholders.  Subject to the terms of Section 3 below, each Stockholder hereby unconditionally and irrevocably grants to the Stockholders a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 2.2(c).  If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Stockholder Transfer, the Company must deliver a Secondary Notice to the selling Stockholder and to each Stockholder to that effect no later than fifteen (15) days after the selling Stockholder delivers the Proposed Transfer Notice to the Company.  To exercise its Secondary Refusal Right, a Stockholder must deliver a Stockholder Notice to the selling Stockholder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.  If the total number of shares specified in the elections of Stockholders exceeds the number of shares of Transfer Stock available for purchase, then (unless the Stockholders agree otherwise in writing) each Stockholder electing to purchase will have the right to purchase that number of shares of Transfer Stock that such Stockholder may purchase pursuant to such Stockholders’ Secondary Refusal Right.

(d)            Undersubscription of Transfer Stock.  If options to purchase have been exercised by the Company and the Stockholders with respect to some but not all of the Transfer Stock by the end of the 10-day period specified in the last sentence of Section 2.2(c)) (the “Stockholder Notice Period”), then the Company shall, immediately after the expiration of the Stockholder Notice Period, send written notice (the “Company Undersubscription Notice”) to those Stockholders who fully exercised their Secondary Refusal Right within the Stockholder Notice Period (the “Exercising Stockholders”).  Each Exercising Stockholder shall, subject to the provisions of this Section 2.2(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice.  To exercise such option, an Exercising Stockholder must deliver an Undersubscription Notice to the selling Stockholder and the Company within ten (10) days after the expiration of the Stockholder Notice Period.  In the event there are two or more such Exercising Stockholders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.2(d) shall be allocated to such Exercising Stockholders pro rata based on the number of shares of Transfer Stock such Exercising Stockholders have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Stockholder has elected to purchase pursuant to the Company Undersubscription Notice).  If the options to purchase the remaining shares are exercised in full by the Exercising Stockholders, the Company shall immediately notify all of the Exercising Stockholders and the selling Stockholder of that fact.

(e)            Consideration; Closing.  If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors, including the affirmative vote of at least four Preferred Directors (as such term is defined in the Certificate of Incorporation), and as set forth in the Company Notice.  If the Company or any Stockholder cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Stockholder may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice.  The closing of the purchase of Transfer Stock by the Company and the Stockholders shall take place, and all payments from the Company and the Stockholders shall have been delivered to the selling Stockholder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Stockholder Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.3            Right of Co-Sale.

(a)            Exercise of Right.  If any Transfer Stock subject to a Proposed Stockholder Transfer is not purchased pursuant to Section 2.2 above and thereafter is to be sold to a Prospective Transferee, each respective Stockholder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Stockholder Transfer as set forth in Section 2.3(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if a Stockholder wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion price of the Preferred Stock into Common Stock).  Each Stockholder who desires to exercise its Right of Co-Sale must give the selling Stockholder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Stockholder shall be deemed to have effectively exercised the Right of Co-Sale.

(b)            Shares Includable.  Each Stockholder who timely exercises such Stockholder’s Right of Co-Sale by delivering the written notice provided for above in Section 2.3(a) may include in the Proposed Stockholder Transfer all or any part of such Stockholder’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Stockholder Transfer (excluding shares purchased by the Company or the Stockholders pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Preferred Stock owned by such Stockholder immediately before consummation of the Proposed Stockholder Transfer (including any shares that such Stockholder has agreed to purchase pursuant to the Secondary Refusal Right) and the denominator of which is the total number of shares of Preferred Stock owned, in the aggregate, by all Stockholders immediately prior to the consummation of the Proposed Stockholder Transfer (including any shares that all Stockholders have collectively agreed to purchase pursuant to the Secondary Refusal Right), plus the number of shares of Transfer Stock held by the selling Stockholder.  To the extent one or more of the Stockholders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Stockholder may sell in the Proposed Stockholder Transfer shall be correspondingly reduced.

(c)            Delivery of Certificates.  Each Stockholder shall effect its participation in the Proposed Stockholder Transfer by delivering to the selling Stockholder, no later than fifteen (15) days after such Stockholder’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i)            the number of shares of Common Stock that such Stockholder elects to include in the Proposed Stockholder Transfer; or

(ii)            the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Stockholder elects to include in the Proposed Stockholder Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, such Stockholder shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above.  The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d)            Purchase Agreement.  The parties hereby agree that the terms and conditions of any sale pursuant to this Section 2.3 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 2.3.

(e)            Deliveries.  Each stock certificate a Stockholder delivers to the selling Stockholder pursuant to Section 2.3(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Stockholder shall concurrently therewith remit or direct payment to each Stockholder the portion of the sale proceeds to which such Stockholder is entitled by reason of its participation in such sale.  If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Stockholder exercising its Right of Co-Sale hereunder, no Stockholder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Stockholder purchases all securities subject to the Right of Co-Sale from such Stockholder on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

(f)            Additional Compliance.  If any Proposed Stockholder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Stockholders proposing the Proposed Stockholder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2.  The exercise or election not to exercise any right by any Stockholder hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.3.

2.4            Effect of Failure to Comply.

(a)            Transfer Void; Equitable Relief.  Any Proposed Stockholder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)            Violation of First Refusal Right.  If any Stockholder becomes obligated to sell any Transfer Stock to the Company or any Stockholder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Stockholder may, at its option, in addition to all other remedies it may have, send to such Stockholder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Stockholder (or request that the Company effect such transfer in the name of a Stockholder) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c)            Violation of Co-Sale Right.  If any Stockholder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Stockholder who desires to exercise its Right of Co-Sale under Section 2.3 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Stockholder to purchase from such Stockholder the type and number of shares of Capital Stock that such Stockholder would have been entitled to sell to the Prospective Transferee under Section 2.3 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 2.3.  The sale will be made on the same terms and subject to the same conditions as would have applied had the Stockholder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Stockholder learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.3.  Such Stockholder shall also reimburse each Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Stockholder’s rights under Section 2.3.

3.            Exempt Transfers.

3.1            Exempted Transfers.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.2 and 2.3 shall not apply, in the case of a Stockholder that is (a) a natural person, to a transfer of Transfer Stock held by such Stockholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Stockholder (or his or her spouse), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Stockholder or (b) an entity, upon a transfer by such Stockholder to its stockholders, members, partners or other equity holders; provided that, the Stockholder shall deliver prior written notice to the Stockholders of such transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Stockholder (but only with respect to the securities so transferred to the transferee), including the obligations of a Stockholder with respect to Proposed Stockholder Transfers of such Transfer Stock pursuant to Section 2; and provided, further, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2            Exempted Offerings.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) in a QPO (as such term is defined in the Certificate of Incorporation) or (b) pursuant to a Deemed Liquidation Event (as such term is defined in the Certificate of Incorporation).

3.3            Prohibited Transferees.  Notwithstanding the foregoing, no Stockholder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4.            Legend.  Each certificate representing shares of Transfer Stock held by the Stockholders or issued to any permitted transferee in connection with a transfer permitted by Section 3(a) hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Stockholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 to enforce the provisions of this Agreement, and the Company agrees to promptly do so.  The legend shall be removed upon termination of this Agreement at the request of the holder.
5.            Lock-Up.

5.1            Agreement to Lock-Up.  Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise.  The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Stockholders if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements.  The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

5.2            Stop-Transfer Instructions.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Stockholder (and transferees and assignees thereof) until the end of such restricted period.

6.            Miscellaneous.

6.1            Term.  This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of a QPO (as such term is defined in the Certificate of Incorporation) and (b) the consummation of a Deemed Liquidation Event (as such term is defined in the Certificate of Incorporation).

6.2            Stock Split.  All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.3            Ownership.  Each Stockholder represents and warrants that such Stockholder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

6.4            Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.4.

If notice is given to the Company, a copy shall also be sent to:
Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
Attn: Mary J. Mullany
If notice is given to the Company’s stockholders, copies shall also be sent to:
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attn: Joseph C. Theis, Jr.
6.5            Entire Agreement.  Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated to read in its entirety as set forth in this Agreement.  This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.6            Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.7            Amendment; Waiver and Termination.  This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the holders of at least 70% of the shares of Common Stock issued or issuable upon conversion of the then outstanding, or deemed outstanding, shares of Preferred Stock held by the Stockholders (voting as a single class and on an as-converted basis).  This Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Stockholder without the written consent of such Stockholder unless such amendment, termination or waiver applies to all Stockholders in the same fashion.  Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Stockholders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver.  The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.8            Assignment of Rights.

(a)            The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)            Any successor or permitted assignee of any Stockholder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Stockholders, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)            The rights of the Stockholders hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by a Stockholder to any Affiliate or (ii) to an assignee or transferee who acquires at least 100,000 shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Stockholders of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d)            Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

6.9            Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.10            Additional Stockholders.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Stockholder” for all purposes hereunder.

6.11            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflict of law.

6.12            Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.13            Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature or signatures delivered by electronic mail (including .pdf) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.14            Aggregation of Stock.  All shares of Capital Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.15            Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Stockholder shall be entitled to specific performance of the agreements and obligations of the Company and the Stockholders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

6.16            Consent of Spouse.  If any individual Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof.  Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s shares of Transfer Stock that do not otherwise exist by operation of law or the agreement of the parties.  If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.
COMPANY:

OPGEN, INC.

By:    /s/ C. E. Winzer

Name:  C. Eric Winzer
Its:       Chief Financial Officer

[Signature Page to Third A&R ROFR Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.
INVESTORS:

CHL MEDICAL PARTNERS III, L.P.

By:	CHL Medical Partners III, LLC
its General Partner

By:	/s/ Timothy Howe
Name: Timothy Howe
Title:   Executive Vice President

CHL MEDICAL PARTNERS III SIDE FUND, L.P.

By:	CHL Medical Partners III, LLC its General Partner

By:	/s/ Timothy Howe
Name: Timothy Howe
Title:   Executive Vice President

[Signature Page to Third A&R ROFR Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.
INVESTORS:

jVEN CAPITAL, LLC

By:  /s/ Evan Jones
Name: Evan Jones
Title: Authorized Signatory

/s/ Evan Jones
 Evan Jones

/s/ Cynthia Jones
 Cynthia Jones

[Signature Page to Third A&R ROFR Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.
INVESTORS:

VERSANT VENTURE CAPITAL III, L.P.

By:       Versant Ventures III, LLC,
its General Partner

By:  /s/ Brian Atwood
Name:  Brian Atwood
Title:    Managing Director

VERSANT SIDE FUND III, L.P.

By: Versant Ventures III, LLC,
its General Partner

By:  /s/ Brian Atwood
Name:  Brian Atwood
Title:    Managing Director

[Signature Page to Third A&R ROFR Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.
INVESTORS:

HARRIS & HARRIS GROUP, INC.

By:  /s/ Sandra M. Forman
Name: Sandra M. Forman
Title:  General Counsel

[Signature Page to Third A&R ROFR Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.
INVESTORS:

MASON WELLS OPGEN HOLDINGS, INC.

By:  /s/ John J. Byrnes
Name:  John J. Byrnes
 Title:

[Signature Page to Third A&R ROFR Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.
INVESTORS:

MASON WELLS BIOMEDICAL FUND I LIMITED PARTNERSHIP
By:	Mason Wells Biomedical Partners I, LLC, General Partner
By:  /s/ John J. Byrnes
Name:  John J. Byrnes
Title:

[Signature Page to Third A&R ROFR Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.
INVESTORS:

CROSS CREEK CAPITAL, L.P.

By:     Cross Creek Capital GP, L.P.
its Sole General Partner

By: Cross Creek Capital, LLC
    its Sole General Partner

    By:        Wasatch Advisors, Inc.
its Sole Member

By:  [signature illegible]
Name:
Title:

CROSS CREEK CAPITAL EMPLOYEES’ FUND, L.P.

By:   Cross Creek Capital GP, L.P.
its Sole General Partner

By: Cross Creek Capital, LLC
    its Sole General Partner

    By:        Wasatch Advisors, Inc.
its Sole Member

By:  [signature illegible]
Name:
Title:

[Signature Page to Third A&R ROFR Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.
INVESTORS:

OPGEN INVESTORS, LLC
By:    /s/ Timothy Keane
Name:  Timothy Keane
Title:    Manager

VB PARTNERS
By:    /s/ Gregory J. Lynch
Name:  Gregory J. Lynch
Title:    Partner

CAPITAL EXPRESS GROUP, LLC
By:    /s/ Jean A. Sargent
Name:  Jean A. Sargent
Title:    Sole Principal

JOHN WHITEHEAD INDIVIDUAL RETIREMENT ACCOUNT
By:    /s/ John Whitehead
Name:  John Whitehead
Title:

  /s/ W. Kent Velde
W. KENT VELDE

[Signature Page to Third A&R ROFR Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.
INVESTORS:

PAUL A. AND GLORIA M. FREDERICK REVOCABLE TRUST DATED THE 7TH OF FEBRUARY, 2011
By:  /s/ Paul A. Frederick
Name:            Paul A. Frederick

By:  /s/ Gloria M. Frederick
Name:            Gloria M. Frederick
Title:   Trustees

  /s/ Lon P. Frederick
LON P. FREDERICK

THUNDER RIVER LLC

By:  /s/ Charles M. Fleischman
Name: Charles M. Fleischman
Title:   Partner

  /s/ Tyler Carruthers Covington
TYLER CARRUTHERS COVINGTON

  /s/ Ryland A. Winston, JR.
RYLAND A. WINSTON, JR.

  /s/ Virginia Collett
VIRGINIA COLLETT

  /s/ John C. Lee IV
JOHN C. LEE IV

[Signature Page to Third A&R ROFR Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.
INVESTORS:

____________________________________
NEIL D. COHEN

 /s/ Michael D. Smith
MICHAEL DIEHL SMITH

/s/ Lynn Hoffman Henderson
LYNN HOFFMAN HENDERSON

/s/ J. Anthony Curcio
J. ANTHONY CURCIO

/s/ Suzanne M. Bond
SUZANNE M. BOND

/s/ Janice King Ivey
JANICE KING IVEY

/s/ William Martin Ivey
WILLIAM MARTIN IVEY

[Signature Page to Third A&R ROFR Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.
INVESTORS:

IN-Q-TEL, INC.
By:  /s/ Matthew Strottman
Name:            Matthew Strottman
Title:   CFO

ALEXANDRIA EQUITIES, LLC

By:   Alexandria Real Estate Equities, Inc.,
its managing member

By:   /s/ Dean A. Shigenaga
Name: Dean A. Shigenaga
Title:   Executive Vice President
         Chief Financial Officer

[Signature Page to Third A&R ROFR Agreement]

SCHEDULE A
NAMES AND ADDRESSES OF INVESTORS
CHL Medical Partners III, L.P.
CHL Medical Partners III Side Fund, L.P.
1055 Washington Boulevard, 6th Floor
Stamford, CT  06901
Phone:  (203) 324-7700
Fax:  (203) 324-3636
Email:  THowe@chlmedical.com

Versant Venture Capital III, L.P.
Versant Side Fund III, L.P.
3000 Sand Hill Road, Bldg. 4, Suite 210
Menlo Park, CA  94025
Phone:  (650) 233-7877
Fax:  (650) 854-9513
Email: batwood@versantventures.com

jVen Capital, LLC
11009 Cripplegate Road
Potomac, MD  20854
Phone:  (301) 299-2088
Fax:  (240) 632-7401
Email:  ej@jvencapital.com

Harris & Harris Group, Inc.
1450 Broadway, 24th Floor
New York, NY  10018
Phone:  (212) 582-0900 ext. 15
Fax:  (212) 582-9563
Email:  closings@hhvc.com

Mason Wells OpGen Holdings, Inc.
Mason Wells Biomedical Fund I Limited Partnership
411 East Wisconsin Avenue, Suite 1280
 Milwaukee, WI 53202
Phone: (414) 727-6400
Fax: (414) 727-6410
 Email: Trevor.D’Souza@masonwells.com

Cross Creek Capital, L.P.
Cross Creek Capital Employees' Fund, L.P.
150 Social Hall Avenue, 4th Floor
Salt Lake City, Utah 84111
Phone:
Fax:
Email: Ventureops@wasatchadvisors.com

OpGen Investors, LLC
2701 Zastrow Rd
Hartland, WI  53029
Phone:
Fax:
Email: tim@goldenangelsinvestors.com

VB Partners
c/o Michael Best & Friedrich LLP
1 South Pinckney Street, Suite 700
P.O. Box 1806
Madison, WI  53701
Phone:
Fax:
Email: gjlynch@michaelbest.com

Capital Express Group, LLC
888 17th Street, NW, #205
Washington, DC  20006
Phone:
Fax:
Email: jsargent@888realtyinvestors.com

John Whitehead Individual Retirement Account
c/o Tom Victory, Paragon Financial Management
721 US Highway One, #117
North Palm Beach, FL  33408
Phone:
Fax:
Email: whitehead@msn.com and tvictory@ix.netcom.com

W. Kent Velde
c/o Lakeview Equity Partners, LLC
700 N. Water Street, Suite 360
Milwaukee, WI  53202
Phone:
Fax:
Email: kvelde@lakeviewequity.com

Paul A. and Gloria M. Frederick Revocable Trust dated the 7th of February, 2011
Lon P. Frederick
1234 East Juneau Avenue
Milwaukee, WI 53202
Phone:
Fax:
Email: lf@investfrederick.com

Thunder River LLC
4319 Leland Street
Chevy Chase, MD  20815
Phone:
Fax:
Email: chuck@fleischman.org

Tyler Carruthers Covington
3018 Sunset Drive
Charlotte, NC  28209
Phone:
Fax:
Email: tcovington@collett.biz

Ryland A. Winston, Jr.
1111 Metropolitan Avenue
Ste. 700
Charlotte, NC  28204
Phone:
Fax:
Email: rwinston@collett.biz

Virginia Collett
2635 Sherwood Avenue
Charlotte, NC  28207
Phone:
Fax:
Email: jcollett@collett.biz

J. Anthony Curcio & Suzanne M. Bond JTWROS
4321 Castlewood Road
Charlotte, NC  28209-3042
Phone:
Fax:
Email: jcconsult@bellsouth.net

Janice King Ivey & William Martin Ivey JTWROS
5009 Sharon View Road
Charlotte, NC  28226
Phone:
Fax:
Email: jan@wellsfargochampionship.com

John C. Lee IV
12150 Monument Drive, Ste. 150
Fairfax, VA  22033
Phone:
Fax:
Email: jlee@leetechnologies.com

Neil D. Cohen
9001 Durham Drive
Potomac, MD  20854
Phone:
Fax:
Email: Neilco54@aol.com

Michael Diehl Smith
2520 Hampton Avenue
Charlotte, NC  28207
Phone:
Fax:
Email: msmith@collett.biz

Lynn Hoffman Henderson
319 Greengate Lane
Charlotte, NC  28211
Phone:
Fax:
Email: Lh7667@gmail.com

In-Q-Tel, Inc.
2107 Wilson Boulevard, 11th Floor
Arlington, VA 22201
Phone:
Fax:
Email: Ssuk@iqt.org

Alexandria Equities, LLC
c/o Alexandria Real Estate Equities, Inc.
385 East Colorado Boulevard, Ste 299
Pasadena, CA  91101
Phone:
Fax:
Email: investments@are.com

 EXHIBIT A
 CONSENT OF SPOUSE
I, [_____________], spouse of [_____________], acknowledge that I have read the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of December 18, 2013, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement.  I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Stockholder Transfer of shares of Transfer Stock of the Company which my spouse may own including any interest I might have therein.
I hereby agree that my interest, if any, in any shares of Transfer Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Transfer Stock of the Company shall be similarly bound by the Agreement.
I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent.  I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.
Dated as of the [____] day of [__________, __________].

____________________________
Signature

____________________________
Print Name

Exhibit A